Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of September 23, 2011 (the “Effective Date”) by and among Supreme Industries, Inc., a Delaware corporation (the “Company”), Supreme Indiana Operations, Inc., its wholly-owned subsidiary (the “Subsidiary”) (jointly the “Companies”) and Kim Korth (the “Executive”).

Recitals

1.             The operations of the Companies require direction and leadership in a variety of areas.

2.             The Executive has significant management experience and expertise that qualify her to provide the direction and leadership required by the Companies.

3.             Subject to the terms and conditions set forth below, the Companies wish to employ the Executive as President and Chief Executive Officer of each of the Companies, and the Executive wishes to accept such employment.

Agreement

Now, therefore, the parties agree as follows:

1.             Employment.  Subject to the terms and conditions set forth in this Agreement, the Companies hereby offer, and the Executive hereby accepts, employment as President and Chief Executive Officer of each Company, effective as of September 1, 2011.

2.             Term.  Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for the period commencing on the Effective Date and ending on December 31, 2014.  The term of the Executive’s employment under this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.             Capacity and Performance.

3.1.          Offices.  During the term hereof, the Executive shall serve the Companies in the office of President and Chief Executive Officer of each Company.  In such capacities, the Executive shall be responsible for the operations and financial performance of each of the Companies and the coordination of their strategic direction.  In addition, for as long as the Executive is employed by the Companies and without further compensation, the Executive shall, if so elected or appointed from time to time, serve as a member of each of the Company’s Board of Directors (the “Board”).  The Executive shall be subject to the direction of the Board of each of the Companies and shall have such other powers, duties and responsibilities consistent with the Executive’s position as President and Chief Executive Officer as may from time to time be prescribed by each Board.

3.2.          Performance.  During the term hereof, the Executive shall perform and discharge, faithfully, diligently and to the best of her ability, her duties and

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responsibilities hereunder.  The Companies acknowledge and agree that during the term of this Agreement, subject to Section 7 of this Agreement, the Executive may provide service as a director on a reasonable number of board of directors in addition to serving on the Board, provided, that: (i) except as otherwise provided in this Subsection 3.2, at no time may the Executive serve on more than three boards of directors; (ii) the limitation on board service in this Subsection 3.2 shall not apply to service on the board of directors of any trade association.  Notwithstanding the foregoing, the Executive may continue to provide service to those boards of directors on which she is serving as of the Effective Date until the date that is twelve months after the Effective Date, at which time, she must reduce the number of boards of directors on which she serves to comply with the limitation set forth in this Subsection 3.2.  The Executive’s engagements shall not interfere with the Executive’s performance of her obligations hereunder, and if, at any time during the term of this Agreement, the Board, in its sole discretion, determines that the Executive’s service on such additional board of directors is interfering with her performance of her duties and responsibilities hereunder, the Board may request that the Executive resign from one or more boards of directors, and the Executive shall have a twelve-month period from the date of such request to comply with such request.

4.             Compensation and Benefits.  Subject to Subsection 4.11 below, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Companies, pursuant to this Agreement or otherwise, she shall receive the following compensation:

4.1.          Base Salary.  During the term hereof, the Companies shall pay the Executive an aggregate base salary of $31,666.66 per month ($380,000 annually) (the “Base Salary”), which includes a $1,000 per month car allowance during the term of this Agreement to cover the monthly costs associated with the leasing or purchasing of an automobile (including, without limitation, gas, insurance, registration, repairs and maintenance expenses).  The Base Salary shall be payable in equal installments twice each month consistent with the Company’s current payroll process and modified to be consistent with any change in the Company’s policy.

4.2.          Annual Bonus and Long-Term Incentives.

4.2.1.      Subject to terms of this Section 4, each calendar year during the term of this Agreement, the Executive shall be eligible to receive a cash bonus of up to fifty (50%) of her annual Base Salary (for 2011, $190,000 pro-rated based upon actual days employed since the Effective Date) (the “Annual Bonus”), payable in a lump sum in the calendar year following the calendar year to which the bonus relates after the Company completes its annual audit, provided that, for each year after 2011, the applicable performance goals for such calendar year have been achieved.  For 2011, the Board shall not establish any performance goals, and the portion of the Annual Bonus eligible for payment shall be determined by the Board (or a

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committee thereof), in its sole discretion, as soon as practicable after December 31, 2011 after consultation by the Board with the Executive.

4.2.2.      Beginning with the calendar year 2012 and in each calendar year thereafter during the term of this Agreement, the Company shall grant the Executive an equity award of either restricted shares of the Company’s Class A Common Stock, an option to purchase the Company’s Class A Common Stock, or any combination thereof as determined by the Board (or a committee thereof) in its sole discretion (the “Equity Award”) under the Company’s Amended and Restated 2004 Stock Option Plan, or a successor plan thereto (collectively, the “Equity Plan”).  Each Equity Award shall equal the number of whole shares or Black Scholes valuation methodology (or any other value model then used by the Company in its audit report) that have, in the aggregate, a fair market value on the date of grant (as determined in accordance with the terms of the Equity Plan) equal to approximately fifty percent (50%) of the Executive’s annual Base Salary in effect on the date of grant.  Each Equity Award shall be subject to the terms and conditions of an award agreement, which terms shall include, without limitation, (i) vesting in three tranches, equally on December 31st of the second, third and fourth calendar year following the year of grant, provided that the performance goals established at the time of grant have been achieved by such date; and (ii)  acceleration of vesting and exercisability for all shares upon a “change in control” (as defined in the Equity Plan pursuant to which such awards are made).

4.2.3.      Performance Goals.  For each calendar year after 2011 during the term of this Agreement, payment of the Annual Bonus and vesting of the Equity Awards shall each be subject to the achievement of certain performance goals, which shall be established by the Company’s Board (or a committee thereof) no later than ninety (90) days after the beginning of the applicable performance period (and for each Equity Award, no later than the date of grant) and shall include, without limitation, the following terms:

(a)           If 85% or more of the target results are achieved for a performance period, then (i) with respect to the Annual Bonus, the Executive shall be eligible to receive an amount equal to that percentage (up to 100%) multiplied by the bonus opportunity (i.e., for 2012, $190,000 x 85%); and (ii) with respect to the Equity Awards, the number of shares eligible for vesting during that period, multiplied by that percentage, shall vest.  Notwithstanding anything to the contrary contained herein and to the extent permitted by Section 162(m) of the Code, subject to the sole discretion of the Board (or a committee thereof), the Executive shall be eligible to receive a “Catch-Up Bonus” and vesting of her “Prior Equity Tranche” (as each term is defined herein) in a performance period, if (x) in the immediately prior performance period the actual results exceeded 85% of the target results but were less than 100% of the target results,

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(y) in the current performance period, the actual results exceed the target results for the current performance period, plus all or a portion of the “Spread” (as defined below) from the prior performance period; and (z) the target established for the current performance period exceeds the target for the prior performance period.  For purposes of this Agreement:

“Catch-Up Bonus” means an amount equal to the Spread from the prior performance period achieved in the current performance period, multiplied by the Annual Bonus opportunity from the prior performance period.

“Prior Equity Tranche” shall mean the portion of any Equity Award eligible to vest in the prior performance period, multiplied by the Spread from the prior performance period achieved in the current performance period.

“Spread” means, with respect to any performance period, 100% less the percentage of target results actually achieved.  By way of example, if 88% of targets results are achieved with respect to a performance period, the Spread eligible for the following year Catch-Up Bonus or Prior Equity Tranche vesting would equal 12%.

(b)           The determination of whether a performance goal has been met for a performance period shall exclude certain extraordinary events (i.e., sales of operating assets or subsidiaries) and, during any performance period during which the Company concludes an acquisition, merger or similar transaction of a new division or subsidiary, shall only include the financial results for such division or subsidiary from the date of the acquisition or similar transaction through the end of the applicable performance period.  The determination of whether a performance goal has been achieved shall be made by the Company’s Board (or a committee of such Board) in its sole and absolute discretion.

(c)           Performance goals shall consist of 66% quantitative objectives, and 33% qualitative objectives, as established by the Company’s Board, in its sole discretion.  Notwithstanding the foregoing, the Company’s Board shall give the Executive an opportunity prior to the establishment of the performance goals for a performance period to provide input to the Company’s Board regarding the establishment of the quantitative and qualitative objectives.

(d)           Notwithstanding anything to the contrary contained herein, no Annual Bonus shall be payable and no Equity Award shall

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vest upon the achievement of performance goals unless the Company’s pre-tax income for the applicable performance period is positive.

4.3.          Ownership Transaction Incentive Plan.  As soon as administratively practicable after the Effective Date and subject to Board approval, the Company shall use commercially reasonable efforts to adopt an ownership transaction incentive plan that would provide certain eligible executives, including the Executive, with a bonus upon the effective date of a “liquidity event” (as defined in the applicable plan document), to the extent the purchase price per share received by the Company’s stockholders in such liquidity event exceeds the fair market value of the Company’s common stock on the date the plan is adopted (the “OTIP”).  Subject to the terms and conditions of the OTIP (including the OTIP’s forfeiture provisions), the Executive shall be eligible to receive at least fifteen percent (15%) of the bonus pool under the OTIP in connection with a liquidity event, payable in accordance with the terms of the OTIP.

4.4.          Vacation.  During the term hereof, the Executive shall be entitled to four weeks paid vacation annually, pro-rated for the year 2011 from the Effective Date.  Vacation shall be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Companies.

4.5.          Other Benefits.

4.5.1.      During the term hereof and subject to any contribution therefor generally required of executives of the Companies, the Executive shall be entitled to participate in all employee benefit plans, including without limitation the Companies’ Retirement 401(k) Plan, health and dental plan, life insurance and disability plans as from time to time adopted by the Boards and in effect for executives of the Companies generally (except to the extent such plans are in a category of benefit otherwise provided to the Executive hereunder).  Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable policies of the Companies.  The Companies may alter, modify, add to or delete the employee benefit plans at any time as the Boards, in their sole judgment, determine to be appropriate.

4.5.2.      The Executive shall be eligible to receive a one-time living allowance equal to $10,000, less applicable taxes and withholdings, payable in six substantially equal monthly installments, beginning with the first month following the Effective Date and ending in the sixth month following the Effective Date, provided that she is employed on each applicable payment date.

4.5.3.      During the term of this Agreement, if the Executive does not elect to participate in the Company’s health and dental plans and is not eligible for coverage under the IRN, Inc. medical insurance plan, the

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Companies shall reimburse the Executive for the out-of-pocket insurance premiums of the Executive paid for medical insurance under the Consolidated Omnibus Budget Reconciliation Act of 1986 or the state equivalent law (the “COBRA Coverage”) for the period that such COBRA Coverage remains available.  On a monthly basis, the Executive shall provide the Companies with the out-of-pocket insurance premiums to be reimbursed for that month for the COBRA Coverage.  Subject to the cap set forth below, the Companies shall reimburse the Executive this amount within thirty (30) days of submission.  The maximum amount the Companies shall reimburse the Executive is $1,000 per month (after taxes and required withholding).

4.6.          Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable business expenses, including those charged to one of the Companies’ credit cards, which shall include without limitation, ordinary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to (i) any expense policies of the Companies as set by their respective Boards from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Boards from time to time.  Prior to reimbursement, the appropriate documentation for the business expenses must be submitted to the Company’s Chief Financial Officer.  All business expenses approved by the Chief Financial Officer shall be reimbursed to the Executive within thirty (30) days after submission of appropriate documentation to the Chief Financial Officer.  On a periodic basis, the Chairman of the Audit Committee will review the Executive’s business expenses.

4.7.          Specific Resources.  During the term hereof, the Companies shall make available to the Executive, office supplies, a computer, a personal digital assistant (PDA) or equivalent device, administrative support, office and technical support and such other supplies and resources as are customarily supplied by each of the Companies to their President and Chief Executive Officer.  All such supplies or resources provided by the Companies for use by the Executive to fulfill her duties and obligations hereunder shall remain the property of the Companies.

4.8.          Recovery and Repayment of Compensation.   Any compensation paid to the Executive pursuant to this Agreement shall be subject to recovery by the Companies, and the Executive shall be required to repay such compensation, if (i) such recovery and repayment is required by applicable law or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter the Companies are required to prepare an accounting restatement due to material noncompliance of the Companies with any financial reporting requirement under applicable securities laws and the Executive is either a named executive officer or an employee of the Companies who is responsible for preparation of the Companies’ financial statements.  The parties agree that the repayment obligations set forth in the foregoing sentence shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account

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any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

4.9.          Miscellaneous.

4.9.1.              The Companies shall provide the Executive with directors and officers insurance and personal liability protection that is the same as other officers and directors of the Companies receive.

4.9.2.              The Executive and the Company shall enter into an Indemnification Agreement substantially similar to the form attached hereto as Exhibit A.

4.9.3.              The Executive and the Company shall enter into a Disclosure and Invention Agreement substantially similar to the form attached hereto as Exhibit B.

5.             Termination of Services.  Notwithstanding the provisions of Section 2 hereof and subject to Section 6 hereof, the Executive’s services hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances set forth below.  The Companies and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Code Section 409A.

5.1.          Death.  In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate, and the Companies shall pay to the Executive’s designated beneficiary (or, if no beneficiary has been designated by the Executive, to her estate) within thirty (30) days following death, any Base Salary and Equity Awards earned through her date of death.  In addition, the Companies shall pay to the Executive’s designated beneficiary (or, if no beneficiary has been designated by the Executive, to her estate) a pro-rated Annual Bonus for the performance period in which such death occurred, subject to the achievement of any applicable performance goals of the Companies for the performance period (and of the Executive, based upon pro-rated individual goals for the period prior to termination), payable at the time bonuses are paid to other similarly-situated employees of the Companies.

5.2.          Disability.  In the event the Executive incurs a Disability that prevents her from performing her duties as President and Chief Executive Officer of either or both of the Companies during the term hereof, this Agreement and her employment shall immediately and automatically terminate, and within thirty (30) days after her separation from service, the Companies shall pay the Executive any Base Salary and Equity Awards earned but unpaid through her separation from service.  In addition, the Companies shall pay to the Executive (or, if the Executive is incapacitated, her personal representative) a pro-rated Annual Bonus for the performance period in which such Disability occurred, subject to the achievement of any applicable performance goals of the Companies for the performance period (and of the

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Executive, based upon pro-rated individual goals for the period prior to termination), payable at the time bonuses are paid to other similarly-situated employees of the Companies. If any question shall arise as to whether the Executive has incurred a “Disability” (within the meaning of Section 409A of the Code) through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform her duties and responsibilities hereunder as President and Chief Executive Officer of either or both of the Companies with or without reasonable accommodation, the Executive may, and at the request of either of the Companies shall, submit to a medical examination by a physician selected by the Companies to whom the Executive has no reasonable objection to determine whether she is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, either Board’s determination of the issue shall be binding on the Executive.

5.3.          By the Companies for Cause.  Either of the Companies may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause.  The following events or conditions shall constitute “Cause” for termination:  (i) the Executive’s breach or violation of a material term of this Agreement or other agreement to which the Executive and the Companies are parties (including the Disclosure and Invention Agreement), which the Executive failed to cure within thirty (30) days after receiving written notice detailing the allegations from either Board; (ii) the Executive’s material failure or refusal to perform her job duties or responsibilities, which the Executive failed to cure within thirty (30) days after receiving written notice from either Board; (iii) the Executive’s gross negligence, willful misconduct, willful breach of fiduciary duty, dishonesty, fraud, embezzlement or theft, which the Companies, in their sole discretion, consider materially damaging to, or which materially discredits, the Companies; and (iv) the Executive’s conviction, commission, or plea of nolo contendere to any felony or other crime involving dishonesty or moral turpitude.  Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Companies shall have no further obligation or liability to the Executive hereunder, other than for Base Salary and Equity Awards earned but unpaid through the date of termination.

5.4.          By the Companies other than for Cause.  Either of the Companies may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.  In the event of such termination, the Companies shall pay the Executive: (i) Base Salary and Equity Awards earned but unpaid through the date of termination, plus (ii) (1) if the termination of employment occurs in 2011 or 2012 (and either prior to a Change in Control or more than one year following a Change in Control), “severance pay” equal to nine (9) months Base Salary; (2) if the termination of employment occurs in 2013 or 2014 (and either prior to a Change in Control or more than one year following a Change in Control), “severance pay” equal to six (6) months Base Salary, or (3) if the termination of employment occurs on or within one year of a Change in Control, “severance pay” equal to one (1) year Base Salary, each in accordance with the Company’s regular

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payroll practices beginning on the first payroll date occurring on or after the sixtieth (60th) day following her separation from service, plus (iii) a pro-rated Annual Bonus for the year of termination, payable at the same time as bonuses are otherwise paid to other similarly-situated executives of the Company, subject to achievement of applicable performance goals of the Company for the performance period (and of the Executive, based upon pro-rated individual goals for the period prior to termination).  As a condition to severance pay, the Executive shall execute (and not revoke) a release of claims in a form reasonably satisfactory to the Companies (which release shall be provided to the Executive within five (5) days following her separation from service and must be returned to the Companies (and not revoked) within forty-five (45) days following her separation from service.  If the Executive fails or otherwise refuses to execute and not revoke a release of claims within forty-five (45) days following her separation from service, and in all events prior to the date on which such severance pay is to be paid to her, the Executive shall not be entitled to any payments or benefits under Subsection 5.4 other than Base Salary and Equity Awards earned but unpaid through the date of termination.

5.5.          By the Executive for Good Reason.  The Executive may terminate her employment hereunder for Good Reason, upon notice to the Companies setting forth in reasonable detail the nature of such Good Reason.  The following shall constitute “Good Reason” for termination by the Executive: (i) failure of either Company to continue the Executive in the position of President and Chief Executive Officer; (ii) material diminution in the nature and scope of the Executive’s responsibilities, duties or authority; (iii) material failure of the Companies to provide the Executive with the Base Salary and Equity Awards, as well as the benefits (including fringe benefits sponsored by the Companies) in accordance with the terms hereof; or (iv) without the Executive’s written consent, relocation of the Executive’s office to an area outside a fifty (50) mile radius of the Companies’ current headquarters; provided that any event described in (i) through (iv) shall not constitute Good Reason unless the Executive delivers to the Companies a written notice of termination for Good Reason within ninety (90) days after the Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following delivery of such notice, the Company or Companies, as applicable, have failed to cure the circumstances giving rise to Good Reason.  In the event of termination in accordance with this Subsection 5.5, the Companies shall pay the Executive the amounts specified in Subsection 5.4. As a condition to severance pay, the Executive shall execute (and not revoke) a release of claims in a form reasonably satisfactory to the Companies (which release shall be provided to the Executive within five (5) days following her separation from service and must be returned to the Companies (and not revoked) within forty-five (45) days following her separation from service.  If the Executive fails or otherwise refuses to execute and not revoke a release of claims within forty-five (45) days following her separation from service, and in all events prior to the date on which such severance pay is to be paid to her, the Executive shall not be entitled to any payments under Subsection 5.5 other than Base Salary and Equity Awards earned but unpaid through the date of termination.

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5.6.          By the Executive Other than for Good Reason.  The Executive may terminate her employment hereunder at any time upon ninety (90)  days’ notice to the Companies.  In the event of termination pursuant to this Subsection 5.6, either Board may elect to waive the period of notice, or any portion thereof, and have the actual date of termination of employment before the end of the ninety (90) days’ notice period.  Within thirty (30) days of the actual date of termination of employment, the Companies shall pay the Executive any earned but unpaid Base Salary and Equity Awards through the actual date of termination of employment.  Upon the giving of notice of termination by the Executive pursuant to this Subsection 5.6, the Companies shall have no further obligation or liability to the Executive, other than the payments described in this Subsection 5.6.

5.7.          Section 280G.  In the event that any severance and other benefits provided to or for the benefit of the Executive or her legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Companies (including, but not limited to the Equity Plan) (this Agreement and such other agreements, benefits, plans, and policies collectively referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Code Section 280G(b)(2)(A)(i) (such severance and other benefits being referred to herein as the “Payments”), the Company will provide the Executive with a computation of (i) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amounts”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (referred to herein as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local, and federal income taxes; and (C) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101(b) (the “Net Uncapped Amount”).

5.7.1.      If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments.  If the Executive receives the Uncapped Payments, then the Executive shall be solely responsible for the payment of all income and excise taxes due from the Executive and attributable to such Uncapped Payments, with no right of additional payment from the Companies as reimbursement for any taxes.

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5.7.2.      Unless the Companies and the Executive otherwise agree in writing, any determination required under this Subsection 5.7 shall be made in writing by independent public accountants agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Companies for all purposes.  For purposes of making the calculations required by this Subsection 5.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Companies and the Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection 5.7.  The Companies shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection 5.7.

5.8.          Stock Plans, OTIP, and Other Plans or Programs. Notwithstanding the foregoing provisions of this Section 5, with respect to any Equity Award, the OTIP (if adopted) or other plans or programs in which the Executive is participating at the time of termination of her employment, the Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and, if applicable, any separate agreement executed by the Executive which may then be in effect.

6.             Effect of Termination.  The provisions of this Section 6 shall apply in the event of termination due to the expiration of the term, pursuant to Section 5 or otherwise.

6.1.          Delayed Payments for Specified Employees.  Notwithstanding the provisions of Section 5 above, if the Executive is a “specified employee” as defined in Code Section 409A, determined in accordance with the methodology established by the Companies as in effect on the Executive’s separation from service, amounts and benefits not exempted from Code Section 409A that otherwise would have been payable or provided under Section 5 during the six month period following the Executive’s separation from service shall instead be paid (or provided, as applicable), with interest on any delayed payment, at the applicable federal rate specified in Code Section 7872(f)(2)(A) (“Interest”) on the first business day after the earlier of (i) the date of the Executive’s death or (ii) the date that is six months following the Executive’s “separation from service” within the meaning of Code Section 409A (the “Delayed Payment Date”).  Each payment under this Agreement that is subject to Code Section 409A shall be considered a separate payment for purposes thereof.

6.2.          Section 409A Compliance. Each payment under this Agreement is intended to be exempt from Code Section 409A or in compliance with Code Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Each payment hereunder subject to Code Section 409A shall be considered a separate payment for purposes thereof.  All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance

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with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during one taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

7.                                         Confidential Information; Non-Competition; Non-Solicitation.

7.1.          Confidentiality.  The Executive agrees and acknowledges that the Companies continually develop Confidential Information and that the Executive shall receive such Confidential Information during the Term.  The Executive shall not, during the period of the Executive’s employment or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, nor allow or assist another Person to use, disclose or exploit, except for the benefit of the Companies, without prior written authorization, any Confidential Information, except as required:  (1) in the ordinary course of the Companies’ business or the Executive’s work for the Companies; or (2) by law.

7.2.          Return of Documents.  All documents, records, tapes and other media relating to the business of the Companies (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Companies.  Upon the termination of Executive’s employment for any reason, the Executive shall immediately return and deliver to the Companies any and all Documents, Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, laptops, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Companies or relate to the Companies’ business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others.  If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Companies all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

7.3.          Non-Competition.  During the Executive’s employment and director service and for a period of one (1) year following the termination of the Executive’s employment for any reason (“Restricted Period”), the Executive, either individually or as a principal, partner, manager, consultant, contractor, employee, investor or as a director or officer of any Person, or in any other manner or capacity whatsoever, shall not, in the Restricted Area, whether directly or indirectly, without the express prior written consent of an officer of the Companies, become employed by, invest in,

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consult for, participate in, manage, establish, or otherwise engage in or render services for a Competing Business. It shall not be a breach of this provision for (a) the Executive to own, directly or indirectly, solely as an investment, securities of any Competing Business traded on any national securities exchange, provided that the Executive is not a controlling person of, or member of a group that controls such business, and provided further that the Executive does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business or (b) the Executive, either individually or as a principal, partner, manager, consultant, contractor, employee, investor or as a director or officer of IRN, Inc. or any Person or in any other manner or capacity whatsoever to consult with, advise or provide any services to a company or entity engaged in the transportation industry other than for a Competing Business.  The Executive agrees that this restriction is reasonable given the level of the Executive’s involvement with and responsibility for the Companies’ products and services, the national nature of the Companies’ business and the limited duration of the restriction.

7.4.          Non-Solicitation.  During the Restricted Period, the Executive, whether directly or indirectly, shall not on behalf of the Executive or any other Person (a) hire, solicit for employment, induce or encourage to leave the employment of the Companies any employee, independent contractor or any former employee of the Companies whose employment ceased less than six (6) months earlier; provided however, that it shall not be a breach of this provision if any such employee, former employee or independent contractor responds to a blind, published advertisement, or (b) solicit business from, interfere with, attempt to solicit business with, or do business with any customer, client, prospective client or prospective customer of either of the Companies with whom either of the Companies did business or solicited within the preceding two (2) years and who or which: (1) the Executive contacted, called on, serviced or did business with during the Executive’s employment with the Companies; (2) the Executive learned of as a result of the Executive’s employment with the Companies; or (3) about whom the Executive received Confidential Information (7.4(b) applies only to business which is in the scope of services or products provided by the Companies).

7.5.          Non-Disparagement.  The Executive shall refrain, both during and after her employment, from publishing any oral or written statements about the Companies or any of the Companies’ directors, managers, officers, employees, agents or representatives that (i) are slanderous, libelous or defamatory; or (ii) place the Companies or any of its directors, managers, officers, employees, agents or representatives in a false light before the public.

7.6.          Tolling.  If the Executive violates any of the restrictions contained in this Section 7, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

7.7.          Remedies.  The Executive acknowledges that the restrictions contained in Section 7 of this Agreement, in view of the nature of the Companies’

/s/ HMG	/s/ KK
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business and her position with the Companies, are reasonable and necessary to protect the Companies’ legitimate business interests and that any violation of Section 7 of this Agreement would result in irreparable injury to the Companies.  In the event of a breach by the Executive of Section 7 of this Agreement, then the Companies shall be entitled to (i) a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and (ii) to recover any severance pay provided for under this Agreement from the date of breach and cease payment of any further severance pay.  Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Section 7 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

7.8.          Reasonableness.  The Executive hereby represents to the Companies that the Executive has read and understands, and agrees to be bound by, the terms of this Section 7.  The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 7 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Companies’ business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Companies.  It is the desire and intent of the parties that the provisions of Section 7 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Companies hereby waive any provision of applicable law that would render any provision of Section 7 invalid or unenforceable.

7.9.          Reformation.  The Companies and the Executive agree that the foregoing restrictions set forth in Section 7 are reasonable under the circumstances and that any breach of the covenants contained in Section 7 would cause irreparable injury to the Companies.  The Executive expressly represents that enforcement of the restrictive covenants set forth in Section 7 will not impose an undue hardship upon the Executive or any person or entity affiliated with the Executive.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions.  Further, the Executive acknowledges that the Executive’s skills are such that the Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent the Executive from earning a living.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification

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prospectively at this time, the Companies and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

8.             Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section 8 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

8.1.          Change in Control.  Other than with respect to the Equity Awards, “Change in Control” shall have the meaning set forth in the Equity Plan in effect on the Effective Date, provided however, to the extent required to comply with Code Section 409A, no event shall constitute a Change in Control unless it also constitutes a Change in Control under Section 409A.

8.2.          Code.  “Code” means the Internal Revenue Code of 1986, as amended.

8.3.          Competing Business.  “Competing Business” means the following entities: Morgan Corp/JB Poindexter, Utilimaster/Spartan Motors, ABC/Reading Bodies, Knapheide, Kidron, Forest River, Thor Industries, Turtle Top, Cambli, Lenco, Streit and TAG (The Armored Group).

8.4.          Confidential Information.  “Confidential Information” means trade secrets, confidential or proprietary information and other technical and commercial information which has a unique value to the Companies and which confers or is intended to confer a competitive advantage to the Companies including, but not limited to, the following: formulas, know-how, processes and technology related to the Companies’ products, services or business; lists of suppliers, customers or prospective customers and related information; the identity, authority and responsibilities of key contacts at the Companies’ suppliers, customers and prospective customers; the composition and organization of the Companies’ suppliers’ and customers’ businesses; technical data; policies; strategies; designs; sales projections; developmental or experimental work, improvements, discoveries, or plans for research or future endeavors; users’ names or passwords; marketing and sales plans and marketing and promotional practices (including internet-related marketing); business plans; budgets; financial information; prices and costs; business records; audit processes; management methods and information; research, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Companies, or other business information disclosed to the Executive by the Companies, either directly or indirectly, in writing, orally, or by drawings or observation; provided, however, Confidential Information does not include information that become generally available to the public other than as a result of a disclosure by the Executive or her agent or other representative (unless such disclosure was made in the course of the Executive’s duties hereunder) or becomes available to the Executive on a non-

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confidential basis from a source other than the Companies or any subsidiaries thereof.

8.5.          Person.  “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

8.6.          Restricted Area.  “Restricted Area” means, because the Companies do business throughout the United States, and the Executive shall have responsibilities for the Companies throughout the United States, all states of the United States.

9.             Withholding.  All compensation payments made to the Executive by the Companies under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Companies under applicable law.

10.           Miscellaneous.

10.1.        Assignment.  Neither the Companies nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the others.  This Agreement shall inure to the benefit of and be binding upon each of the Companies and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

10.2.        Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3.        Waiver; Amendment.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of each of the Companies.

/s/ HMG	/s/ KK
HMG	KK

10.4.        Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to:

Ms. Kim Korth

17846 Dewberry

Grand Haven, MI 49417

with a copy to:

Ms. Aleksandra A. Miziolek

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI  48243

or, (b) in the case of each of the Companies, at its principal place of business and to the attention of the Chairman of the Board, with a copy to:

Rice M. Tilley, Jr.

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102

10.5.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral with the Companies with respect to the terms and conditions of the Executive’s employment.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement.  The parties represent and acknowledge that, in executing this Agreement, they do not rely, and have not relied, on any representation(s), oral or written, by the other party, except as expressly contained in this Agreement.  The parties represent that they relied on their own judgment in entering into this Agreement.

10.6.        Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of the Agreement.

10.7.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

/s/ HMG	/s/ KK
HMG	KK

10.8.        Joint and Several Liability.  The Companies, jointly and severally, shall be liable for all payment obligations of the Companies pursuant to this Agreement.

10.9.        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Indiana without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.10.      Consent to Jurisdiction.  Each of the Companies and the Executive by its or her execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Indiana for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or she is not subject personally to the jurisdiction of the above-named courts, that its or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each of the Companies and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Indiana law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Subsection 10.4 hereof is reasonably calculated to give actual notice.

10.11.      Legal Fees.  The prevailing party in any action to enforce a term of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.

[Signature Page to Follow]

/s/ HMG	/s/ KK
HMG	KK

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Companies by a duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	SUPREME INDUSTRIES, INC.

	By:	/s/ Herbert M. Gardner
	Name:	Herbert M. Gardner
	Title:	Chairman of the Board

THE SUBSIDIARY:	SUPREME INDIANA OPERATIONS, INC.

	By:	/s/ Herbert M. Gardner
	Name:	Herbert M. Gardner
	Title:	Chairman of the Board

THE EXECUTIVE:	/s/ Kim Korth
Name: Kim Korth

/s/ HMG	/s/ KK
HMG	KK

EXHIBIT A

D&O INDEMNIFICATION AGREEMENT

See attached.

INDEMNIFICATION AGREEMENT

(Supreme Industries, Inc.)

THIS AGREEMENT is made this 23rd day of September, 2011, between Supreme Industries, Inc., a Delaware corporation (the “Company”), and Kim Korth (“Indemnitee”).

Competent and experienced persons are becoming more reluctant to serve as directors and/or officers of corporations unless they are provided with adequate protection against claims and actions against them for their activities on behalf or at the request of such corporations, generally through insurance and/or indemnification.

Uncertainties in the interpretations of the statutes and regulations, laws, and public policies relating to indemnification of corporate directors and officers are such as to make adequate, reliable assessment of the risks to which directors and officers of such corporations may be exposed difficult, particularly in light of the proliferation of lawsuits against directors and officers generally.

The Board of Directors of the Company, based upon its business experience, has concluded that the continuation of present trends in litigation against corporate directors and officers will inevitably make it more difficult for the Company to attract and retain directors and officers of the highest degree of competence committed to the active and effective direction and supervision of the business and affairs of the Company and its subsidiaries and affiliates and the operation of its and their facilities. In fact, the Board deems such consequence to be so detrimental to the best interests of the Company that it has concluded that the Company should act to provide its directors and officers with enhanced protection against inordinate risks attendant on their positions in order to assure that the most capable persons otherwise available will be attracted to, or will remain in, such positions. In such connection, such directors have further concluded that it is not only reasonable and prudent but necessary for the Company to obligate itself contractually to indemnify, to the fullest extent permitted by applicable law, financial responsibility for expenses and liabilities which might be incurred by such individuals in connection with claims lodged against them for their decisions and actions in such capacities.

The General Corporation Law of the State of Delaware, under which law the Company is organized, empowers a corporation organized in Delaware to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as directors and/or officers of an affiliated corporation, further specifies that the indemnification provided by law “shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise,” and further empowers a corporation to “purchase and maintain insurance” on behalf of such persons “against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this [provision].”

The Certificate of Incorporation and Bylaws of the Company permit indemnification to the fullest extent permitted by applicable law.

The Company desires to have the Indemnitee serve or continue to serve as a director and/or officer of the Company, and/or as a director, officer, employee, partner, trustee, agent, and/or fiduciary of such other corporations, partnerships, joint ventures, employee benefit plans, trusts, and/or other enterprises (herein referred to as “Company Affiliate”) of which he or she has been or is serving, or will serve on behalf of or at the request of or for the convenience of, or to represent the interests of the Company, free from undue concern for unpredictable, inappropriate, or unreasonable claims for damages by reason of his or her being, or having been, a director and/or officer of the Company, and/or a director, officer, employee, partner, trustee, agent, and/or fiduciary of a Company Affiliate, or by reason of his or her decisions or actions on their behalf.

The Indemnitee is willing to serve, or to continue to serve, or to take on additional service for, the Company and/or the Company Affiliate in such aforesaid capacities on the condition that he or she be indemnified as provided for herein.

Accordingly, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1              Services to the Company: The Indemnitee shall serve or continue to serve as a director and/or officer of the Company (in the case of a Company officer at the will of the Company or under separate contract, if any such contract exists or shall hereafter exist), and/or as a director, and/or officer, or fiduciary of a Company Affiliate, faithfully and to the best of his or her ability so long as he or she is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable constitutive documents thereof; provided. however that: (a) the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnitee has assumed apart from this Agreement); and (b) neither the Company nor the Company Affiliate will have any obligation under this Agreement to continue the Indemnitee in any such position.

2              Right to Indemnification:

2.1           The Company shall, to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”) or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL or other applicable law permitted the Company to provide prior to such change), indemnify any Indemnitee who is or was involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit, or proceeding by or in the right of the Company to procure a judgment in its

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favor) (herein referred to as a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Company, is or was serving at the request of the Company as a director or officer of any Company Affiliate, and/or or by reason of any action alleged to have been taken or omitted in any such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided. however, that, except as provided in Paragraph 3.4, the foregoing shall not apply to a director or officer of the Company with respect to a Proceeding that was commenced by such director or officer unless such Proceeding was authorized or consented to by the Board of Directors of the Company.. Such indemnification shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.  For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted under Section 102(b)(7) of the DGCL as in existence on the date hereof.

2.2           Notwithstanding the obligation of the Company to indemnify attorneys’ fees as above provided in Paragraph 2.1, as a condition to being so indemnified the following shall apply. With regard to any “Proceeding” (as above defined), there will be groups the members of which have totally common interests  —  i.e., their goals are identical and there are no conflicts-of-interest among them. At such time as the determination of these groups has been completed (such determination to be made by “Independent Counsel” [as hereafter defined] if the parties involved cannot make such determination among themselves), each group shall, by majority vote of those comprising such group, select a single attorney or law firm to serve as (exclusive) legal counsel for all of the members of such group. In the event that any member of any such group acts independently by retaining the legal services of any other attorney or law firm to additionally or separately represent him, her, or it, all legal fees and expenses of such independently retained attorney or law firm shall be the (sole) responsibility of such independently acting member of the group.

3              Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings: Remedies: In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions, and remedies shall apply with respect to advancement of expenses and the right to indemnification hereunder:

3.1           Advancement of Expenses: All expenses (including attorneys’ fees) to be paid under this Agreement by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within twenty (20) calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or

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advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee (and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced only if, and to the extent that, it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses hereunder, which undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment).  Advances shall be unsecured and interest-free.

3.2           Procurement for Determination of Entitlement to Indemnification:

3.2.1        To obtain indemnification as herein provided, an Indemnitee shall submit to the President or Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (herein referred to as the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) calendar days after receipt by the Company of the written request for Indemnification together with the Supporting Documentation. The Secretary or President of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

3.2.2        The Indemnitee’s entitlement to indemnification hereunder shall (except as provided in Subparagraph 3.2.3 below) be determined in one of the following ways (each of which shall give effect to the presumptions set forth in Paragraph 3.3): (a) by a majority vote of the Disinterested Directors (as hereinafter defined) if they constitute a quorum of the Board of Directors; (b) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs: (c) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (d) as provided in Paragraph 3.3. In the event that this Subparagraph 3.2.2 applies, stockholder approval will be deemed to have been received if the holders of a majority of the Company’s total common stock outstanding vote in favor of such approval.

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3.2.3        Notwithstanding what is stated above, in the event of a Change in Control (see definition contained in Exhibit “A” hereto) the Indemnitee’s entitlement to indemnification shall be determined by a written opinion of Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The Independent Counsel shall be selected by the Indemnitee. In the event the Company objects to the Independent Counsel so selected, within seven (7) days after written notice of the selection has been given by the Indemnitee to the Company, the Company may object to such selection by written notification given to the Indemnitee. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of “Independent Counsel” as hereafter defined, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with the performance of his or her responsibilities hereunder, and the Company shall pay all reasonable fees and expenses instant to the implementation of the procedures referred to above. Upon the due commencement of any judicial proceeding or arbitration pursuant to Subparagraph 3.4.1 hereof, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

3.2.4        In the event of a Potential Change in Control (as hereinafter defined), the Company, upon written request by the Indemnitee, shall create a trust (which shall be a “grantor trust” for federal income tax purposes) for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such trust in an amount sufficient to satisfy any and all expenses which at the time of each such request it is reasonably anticipated will be incurred in connection with a Proceeding for which the Indemnitee is entitled to rights of indemnification under Paragraph 2 hereof, and any and all judgments, fines, penalties, and settlement amounts of any and all proceedings for which the Indemnitee is entitled to rights of indemnification under Paragraph 2 from time to time actually paid or claimed, reasonably anticipated, or proposed to be paid. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel referred to in Subparagraph 3.2.2 above. The terms of the trust shall provide that upon a Change in Control:  (i) the trust shall ‘not be revoked or the principal thereof invaded, without the written consent of the Indemnitee; (ii) the trustee shall

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advance, within two (2) business days of a request by the Indemnitee, any and all expenses to the Indemnitee; (iii) the trust shall continue to be funded by the Company in accordance with the funding obligations set forth above; (iv) the trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee is entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by such Independent Counsel that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be an institutional trustee with a highly regarded reputation chosen by the Indemnitee. Nothing in this Subparagraph 3.2.4 shall relieve the Company of any of its obligations under this Agreement. Nothing contained in this Subparagraph 3.2.4. shall prevent the Board of Directors of the Company in its discretion at any time and from time to time, upon request of the Indemnitee, from providing security to the Indemnitee for the Company’s obligations hereunder through an irrevocable line of credit, funded trust as described above, or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the Indemnitee’s prior written consent.

3.3           Presumptions and Effect of Certain Proceedings: Except as otherwise expressly provided herein, the Indemnitee shall be presumed to be entitled to indemnification hereunder upon submission of a request for indemnification together with the Supporting Documentation in accordance with Subparagraph 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Paragraph 3.2 to determine entitlement to indemnification have not been appointed or have not made a determination within sixty (60) calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification, and the Indemnitee shall be entitled to such indemnification unless the Company establishes as provided in the final sentence of Paragraph 3.4.2 or by written opinion of Independent Counsel that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. The termination of any Proceeding described in Paragraph 2, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal

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Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

3.4           Remedies of Indemnitee:

3.4.1        In the event that a determination is made pursuant to Paragraph 3.2 that the Indemnitee is not entitled to indemnification hereunder: (a) the Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee’s option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and the Indemnitee (or, failing such agreement by the then sitting Chief Judge of the United States District Court for the appropriate jurisdiction), pursuant to the commercial arbitration rules of the American Arbitration Association, and with respect to any such arbitration, a judgment thereon to be entered by any court of competent jurisdiction; (b) any such judicial proceeding or arbitration shall be de novo, and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration, the Company shall have the burden of proving that indemnification is prohibited by applicable law. If any such determination is made, the Indemnitee shall be entitled, on five (5) days’ written notice to the Secretary of the Company, to receive the written report of the persons making such determination, which report shall include the reasons and factual findings, if any, upon which such determination was based.

3.4.2        If a determination has been made, or is deemed to have been made, pursuant to Paragraph 3.2 or 3.3, that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless the Company establishes as provided in the final sentence of this paragraph that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. If either (x) advancement of expenses is not timely made pursuant to Paragraph 3.1, or (y) payment of indemnification is not made within five (5) calendar days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Paragraph 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State

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of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (a) or (b) of this Subparagraph 3.4.2 (herein referred to as a “Disqualifying Event”); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

3.4.3        The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Paragraph 3.4 that the procedures and presumptions of this Paragraph 3 are not valid, binding, and enforceable, and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

3.4.4        If the Indemnitee, pursuant to this Paragraph 3.4, seeks a judicial adjudication of, or an award in arbitration to enforce, his or her rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, those expenses (see definition contained in Paragraph 2 above) actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.  Provided, however, notwithstanding what has just been stated:  (1) the amount of expenses for reimbursement during the Indemnitee’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense must be made on or before ninety (90) days after the date the Indemnitee prevailed in such adjudication or arbitration; (3) the right to reimbursement may not be subject to liquidation or exchange for another benefit.  Further, the Indemnitee’s recovery from the Company of any such expenses must take place during the duration of this Agreement (see Paragraph 5.1 which follows).

3.5           Definitions: For purposes of this Paragraph 3:

“Disinterested Director” means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

“Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Company or the Indemnitee in any matter material to

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either such party; or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the laws of the State of Delaware would have a conflict of interest in representing either the company or the Indemnitee in an action to determine the Indemnitee’s rights hereunder.

“Potential Change in Control” shall be deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) a person (including the Company) publicly announces a legitimate intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock  of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5 % or more of the combined voting power of the Company’s then outstanding voting securities, increases his or her beneficial ownership of such securities by five percentage points or more over the percentage so owned by such person; or (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

4              Other Rights to Indemnification: The indemnification and advancement of costs and expenses (including attorneys’ fees and disbursements) provided by this Agreement shall be in addition to, and shall not be deemed exclusive of, any other rights to which the Indemnitee may now or in the future be entitled under any provision of applicable law, the Certificate of Incorporation, or any Bylaw of the Company or any other agreement, or any vote of directors or stockholders or otherwise, whether as to action in his or her official capacity or in another capacity while occupying any of the positions or having any of the relationships referred to in Paragraph 1 of this Agreement.

5              Duration of Agreement:

5.1           This Agreement shall be effective from and after the date hereof, and shall continue until and terminate upon the later of: (i) the tenth (10th) anniversary after the Indemnitee has ceased to occupy any of the positions or have any of the relationships described in Paragraph 1 of this Agreement; or (ii) (a) the final termination or resolution of all proceedings with respect to the Indemnitee commenced during such ten (10) year period, and (b) either (x) receipt by the Indemnitee of the Indemnification to which he or she is entitled hereunder with respect thereto, or (y) a final adjudication or binding arbitration that the Indemnitee is not entitled to any further indemnification with respect thereto, as the case may be.

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5.2           This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his or her heirs, devisees, executors, administrators, or other legal representatives.

6              Severability: If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable under any particular circumstances or for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) or the validity, legality, or enforceability under any other circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible consistent with applicable law, the provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any such provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be deemed revised and shall be construed so as to give effect to the intent manifested by this Agreement (including the provision held invalid, illegal, or unenforceable).

7              Identical Counterparts: This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

8              Headings: The headings of the paragraphs of this Agreement are inserted for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9              Modification and Waiver: No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10            Notification and Defense of Claim: The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided. however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee’s rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company’s right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

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11            Notices: All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed; or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, in either case:

(a)           if to the Indemnitee, at the address indicated on the signature page hereof;

(b)           if to the Company:

Supreme Industries, Inc.

2581 E. Kercher Road

Goshen, IN 46528

or to such address as may have been furnished to either party by the other Party.

12            Governing Law: The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

13            Subsequent Legislation: If there is a change in the DGCL or other applicable law (whether by statute or judicial decision) after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Company shall indemnify Indemnitee to the fullest extent permitted by the DGCL or other applicable law, as so amended.  Any amendment, alteration or repeal of the DGCL or other applicable law that adversely affects any right of Indemnitee shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment or repeal.

[Signatures on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Supreme Industries, Inc.

By:	/s/ Herbert M. Gardner
Herbert M. Gardner,
Chairman of the Board

INDEMNITEE:

/s/ Kim Korth
Kim Korth

Residence Address:	17846 Dewberry
Grand Haven, MI 49417

Exhibit “A”

to

Indemnification Agreement

I.              Change in the ownership of a corporation

(A)          In general.  A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).    An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock.  This applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B)           Persons acting as a group.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

II.            Change in the effective control of a corporation.

(A)          In general.  Notwithstanding that a corporation has not undergone a change in ownership, (see above), a change in the effective control of a corporation occurs only on the date that either —

(1)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2)           A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the election, provided that for purposes of this paragraph  the term corporation refers solely to the relevant corporation

Exhibit “A” – Page 1

for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph would refer solely to Corporation A).

(B)           Multiple change in control events.  A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a change in control event.  Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock.  P has undergone a change in ownership of a substantial portion of its asset, and O has a change in effective control.

(C)           Acquisition of additional control.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation).

(D)          Persons acting as a group.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

III.           Change in the ownership of a substantial portion of a corporation’s assets.

(A)          In general.  Change in the ownership of a substantial portion of a corporation’s assets.  A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B)           Transfers to a related person.

(1)           There is no change in control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the

Exhibit “A” – Page 2

transfer.  A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to —

(i)            A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)           An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii)          A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv)          An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in “(iii)” immediately preceding.

(2)           A person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(C)           Persons acting as a group.  Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the corporation.  If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Exhibit “A” – Page 3

EXHIBIT B

DISCLOSURE AND INVENTION AGREEMENT

See attached.

Disclosure and Invention Agreement

Kim Korth (hereafter called “Executive”) has entered into an Employment Agreement with Supreme Industries, Inc., a Delaware corporation (hereafter called “Company”), which is in the business (through a wholly-owned subsidiary, Supreme Indiana Operations, Inc.) of manufacturing and selling specialized truck bodies.  Whenever used herein the word “Company” shall be deemed to include Supreme Indiana Operations, Inc. and the other affiliates of Supreme Industries, Inc.

In consideration of TEN DOLLARS ($10.00) paid to Executive by Company, the receipt and sufficiency of which are hereby acknowledged, and Company’s agreement to employ her pursuant to an Employment Agreement between Company and Executive the provisions of which are herein fully incorporated by reference for all purposes, Executive agrees as follows:

1.             Executive shall communicate to Company promptly and fully all ideas and the expressions thereof, conceptions, improvements, discoveries, methods, techniques, processes, adaptations, creations, and inventions (whether patentable or copyrightable or not) conceived or made by Executive (whether solely by Executive or jointly with others) (“Ideas”) from the time of entering Company’s employment until one year after Executive’s employment is terminated for any reason, or Executive resigns or retires for any reason, (a) which involve or pertain to, directly or indirectly, the business, assets, activities, computers or computer programs, or investigations of Company as existed at or prior to the cessation of Executive’s employment by Company, or (b) which result from or are suggested by any work which Executive or other executives or independent contractors perform for or on behalf of Company, in whole or in part, as existed at or prior to the cessation of Executive’s employment by Company.

2.             Executive shall assist Company during and subsequent to Executive’s employment in every proper way (solely at Company’s expense) to obtain patents and/or copyrights for its own benefit in any or all countries of the world, and to sign all proper papers, patent applications, assignments, and other documents necessary for this purpose, it being understood that such Ideas will remain the sole and exclusive property of Company, and shall not be disclosed to any person, nor used by Executive, except as expressly permitted herein.

3.             Written records of Executive’s Ideas in the form of notebook records, sketches, drawings or reports, will remain the property of and be available to Company at all times.

4.             Executive represents that Executive has no agreements with or obligations to others in conflict with the foregoing.

5.             Executive understands that this Agreement may not be modified or released except in writing signed by all members of Company’s Board of Directors.

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6.             Executive understands and agrees that her violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Executive or the business enterprise with which she may have become associated from further violations, in addition to all other rights and remedies which Company may have at law and equity, including recovery of damages from Executive and a right of offset.  Each party shall be entitled to recover from the other party reimbursement of attorney’s fees and related legal costs to the extent incurred in connection with the successful enforcement or defense, as the case may be, of the terms of conditions hereof.

7.             This Agreement shall be binding upon the parties hereto and their respective heirs, successors, executors, administrators, personal representatives, and assigns.  Executive may not assign her covenants, duties, or obligations hereunder to any other person.  The waiver by Company of Executive’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Executive.

8.             If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

9.             This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Indiana, without reference to its laws governing conflicts of law.  Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled in accordance with the arbitration provision in the Employment Agreement.

Signed to be effective September 23, 2011.

/s/ Kim Korth
Kim Korth

ACCEPTED:

SUPREME INDUSTRIES, INC.

By:	/s/ Herbert M. Gardner
Herbert M. Gardner
Chairman of the Board

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